Geeknet Reports First Quarter 2010 Financial Results

MOUNTAIN VIEW, Calif., May 6, 2010 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:LNUX), the online network for the global geek community, today announced financial results for its first quarter ended March 31, 2010.

Total revenue for the first quarter of 2010 was $14.7 million compared to $10.4 million of revenue for the first quarter of 2009. Net loss for the first quarter of 2010 was $2.8 million or $0.05 per share compared to a net loss of $7.4 million, including a $4.6 million impairment charge for our investment in CollabNet, Inc, or $0.12 per share, for the same period a year ago.

Adjusted EBITDA loss for the first quarter of 2010 was $1.6 million, compared to an adjusted EBITDA loss of $1.9 million for the same period a year ago.  A reconciliation of our net loss as reported to adjusted EBITDA is included in this release.

"We had a good start to the year, with a 42% increase in revenue over the first quarter last year," said Scott L. Kauffman, President and CEO, Geeknet.  "We're excited to expand the executive management team with the addition of a chief revenue officer and chief operations officer.  We are focused on improving media's underlying metrics, expanding our international business and driving ThinkGeek to new heights."

First Quarter Highlights:

•
E-commerce revenue increased 57 percent to $10.4 million for the first quarter of 2010, compared to $6.6 million for the first quarter of 2009.  E-commerce orders shipped increased by 59 percent in the first quarter of 2010 as compared with the same period last year.

•
Media revenue was $4.3 million for the first quarter of 2010, compared to $3.8 million for the first quarter of 2009.  Revenue for the first quarter of 2010 included $2.0 million from our premium advertising products compared to $1.0 million of revenue from premium advertising products for the same period last year.

•	Total cash and investments, including restricted cash, at the end of the first quarter 2010 was $33.2 million.
Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at geek.net/investors/cyresults.

A conference call and audio webcast will be held at 8:00 a.m. PT or 11:00 a.m. ET on May 6, 2010 and may be accessed by calling 877-407-0778 or 201-689-8565 or by visiting geek.net. Replays of both the telephonic audio and audio webcast will be available for 90 days.  To access the conference call replay, dial 877-660-6853 or 201-612-7415, referencing replay account 286 and call ID 349206.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported adjusted EBITDA to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation, restructuring charges and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include: SourceForge, Slashdot, ThinkGeek, Ohloh and freshmeat. We serve an audience over 44 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*April 2010 Unique Visitors 44.2M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Ohloh, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the growth strategies and prospects for our online media and e-commerce businesses as well as the impact of new key personnel.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: our ability to attract and retain qualified personnel; success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2009, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

CONTACT:  The Blueshirt Group
          Investor Relations Contact:

          Todd Friedman
            todd@blueshirtgroup.com

          Stacie Bosinoff
            stacie@blueshirtgroup.com
          (415) 217-7722
          Airfoil Public Relations

          Media Contact:
          Tracey Parry

          (650) 691-7302
          geeknet@airfoilpr.com

Geeknet, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Media revenue	$4,295	$3,777
E-commerce revenue	10,384	6,594
Net revenue	14,679	10,371

Media cost of revenue	1,781	1,907
E-commerce cost of revenue	8,818	5,610
Cost of revenue	10,599	7,517
Gross margin	4,080	2,854

Operating expenses:
Sales and marketing	3,162	2,315
Research and development	1,530	1,594
General and administrative	2,124	2,105
Amortization of intangible assets	91	-
Total operating expenses	6,907	6,014
Operating loss	(2,827)	(3,160)
Interest and other income (expense), net	5	(4,330)
Loss before income taxes	(2,822)	(7,490)
Income tax benefit	(1)	(64)
Net loss	$(2,821)	$(7,426)

Earnings per share:
Basic and diluted	$(0.05)	$(0.12)

Shares used in computing earnings per share:
Basic and diluted	60,128	63,339

Reconciliation of net loss as reported to adjusted EBITDA:

Net loss - as reported	$(2,821)	$(7,426)
Reconciling items:
Interest and other income (expense), net	(5)	4,330
Income tax benefit	(1)	(64)
Stock-based compensation expense included in COGS	81	67
Stock-based compensation expense included in Op Ex.	598	614
Depreciation and amortization	528	603
Adjusted EBITDA	$(1,620)	$(1,876)

Geeknet, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$22,996	$28,943
Short-term investments, including restricted cash	10,219	10,408
Accounts receivable, net	4,262	4,299
Inventories	5,435	5,280
Prepaid expenses and other current assets	3,419	3,564
Total current assets	46,331	52,494
Property and equipment, net	3,161	2,569
Other long-term assets	4,742	5,088
Total assets	$54,234	$60,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,666	$5,763
Accrued restructuring liabilities	518	1,238
Deferred revenue	961	928
Accrued liabilities and other	2,842	3,854
Total current liabilities	7,987	11,783
Other long-term liabilities	99	103
Total liabilities	8,086	11,886

Stockholders' equity:
Common stock	61	61
Treasury stock	(492)	(492)
Additional paid-in capital	799,624	798,917
Accumulated other comprehensive income	10	13
Accumulated deficit	(753,055)	(750,234)
Total stockholders' equity	46,148	48,265
Total liabilities and stockholders' equity	$54,234	$60,151

	Three months ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(2,821)	$(7,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	528	603
Stock-based compensation expense	679	681
Provision for excess and obsolete inventory	17	(8)
(Gain) loss on disposal of assets	18	(226)
Impairment of investments	-	4,585
Changes in assets and liabilities:
Accounts receivable	37	885
Inventories	(172)	290
Prepaid expenses and other assets	502	30
Accounts payable	(2,097)	(2,622)
Accrued restructuring liabilities	(720)	(686)
Deferred revenue	33	19
Accrued liabilities and other	(1,012)	(330)
Other long-term liabilities	(4)	2
Net cash used in operating activities	(5,012)	(4,203)

Cash flows from investing activities:
Purchase of property and equipment	(1,048)	(66)
Maturities or sale of marketable securities	100	559
Proceeds from sale of intangible assets, net	-	172
Purchases of intangible assets	(13)	-
Net cash (used in) provided by investing activities	(961)	665

Cash flows from financing activities:
Proceeds from issuance of common stock	28	4
Net cash provided by financing activities	28	4
Effect of exchange rate changes on cash and cash equivalents	(2)	-
Net decrease in cash and cash equivalents	(5,947)	(3,534)
Cash and cash equivalents, beginning of period	28,943	40,511
Cash and cash equivalents, end of period	$22,996	$36,977